Exhibit 99.1

FOR IMMEDIATE RELEASE

PAA Natural Gas Storage, L.P. Receives

Buyout Proposal from Plains All American Pipeline, L.P.

HOUSTON — August 27, 2013 — PAA Natural Gas Storage, L.P. (NYSE: PNG) today announced that the independent directors of the board of directors of PNG’s general partner received a proposal from Plains All American Pipeline, L.P. (NYSE: PAA) whereby PAA would acquire all of PNG’s outstanding publicly-held common units through a unit-for-unit exchange. PAA is proposing consideration of 0.435 common units of PAA for each issued and outstanding publicly-held PNG common unit in a transaction that would be structured as a merger of PNG with a wholly-owned subsidiary of PAA. The proposed consideration represents a value per PNG common unit of $22.74 based on the trailing 10-day average closing price of PAA’s common units through August 26, 2013.

PAA’s proposal assumes a regular quarterly distribution by PNG in November equal to the common unit distribution paid by PNG in August of this year, execution of definitive agreements on or before September 27th and closing prior to the end of the year. The proposed transaction is subject to the negotiation and execution of a definitive agreement and approval of such definitive agreement and the transactions contemplated thereunder by PAA’s board of directors, a conflicts committee to be established by the board of directors of PNG and the unitholders of PNG.  There can be no assurance that any such approvals will be forthcoming, that a definitive agreement will be executed or that any transaction will be consummated.

PAA owns approximately 28.2 million common units of PNG, which represents approximately 46% of PNG’s issued and outstanding common units. PAA also owns PNG’s general partner, as well as all of PNG’s incentive distribution rights and all of its Series A subordinated units (approximately 11.9 million units) and Series B subordinated units (13.5 million units).

PAA Natural Gas Storage, L.P. is a Delaware limited partnership engaged in the development, acquisition, operation and commercial management of natural gas storage facilities. PNG currently owns and operates three natural gas storage facilities located in Louisiana, Mississippi and Michigan. PNG is headquartered in Houston, TX.

This communication does not constitute an offer to sell any securities. Any such offer will be made only by means of a prospectus, and only if and when a definitive agreement has been entered into by PAA and PNG, pursuant to a registration statement filed with the Securities and Exchange Commission.

If PNG agrees to a transaction with PAA and executes a definitive agreement, a registration statement of PAA, which will include a PNG proxy statement and a PAA prospectus, and other materials will be filed with the Securities and Exchange Commission. If and when applicable, investors and security holders are urged to carefully read the documents filed with the Securities and Exchange Commission regarding the proposed transaction when they become available, because they will contain important information about PAA, PNG and the proposed merger. If and when applicable, investors and security holders may obtain a free copy of the proxy statement/prospectus and other documents containing information about PAA and PNG, without charge, at the Securities and Exchange Commission’s website at www.sec.gov.

Except for historical information contained herein, the statements contained herein related to the transactions described in PAA’s proposal are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from results anticipated in the forward looking statements, including the risk that the proposed transaction is not consummated at all or on the initial terms proposed. Various risks relating to PAA and PNG are described in their respective filings with the Securities and Exchange Commission.

Contacts:

Roy I. Lamoreaux
Director, Investor Relations
713/646-4222 or 800/564-3036

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